Calculation of Filing Fee Tables
S-8
AbbVie Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	10,000,000	$ 188.83	$ 1,888,300,000.00	0.0001531	$ 289,098.73
Total Offering Amounts:						$ 1,888,300,000.00		$ 289,098.73
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 289,098.73
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share ("Common Stock"), of AbbVie Inc., a Delaware corporation (the "Registrant"), which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this registration statement on Form S-8 also covers an indeterminate amount of plan interests to be offered or sold pursuant to the AbbVie Savings Program. Proposed maximum offering price per unit estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on the New York Stock Exchange on October 28, 2024 (rounded up to the nearest cent).